UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 13, 2016

Date of Report

(Date of earliest event reported)

FONU2 INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-49652	65-0773383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee I.D. No.)

135 Goshen Road Ext., Suite 205

Rincon, GA 31326

(Address of Principal Executive Offices)

(912) 655-5321

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 27, 2016 the Company received an Notice of Default stating that: Studioplex City Rentals, LLC (“Studioplex”) is in default of its obligations to Apple Box Productions, Inc. (“Apple Box”) for failure to pay the $15,000 balance due for November 2015, failure to pay the $25,000 payment due for December 2015, failure to pay the $25,000 due for January 2016, and failure to pay the $7,500 in attorneys’ fees incurred in pursuit of collection of such past due amounts, all pursuant to the Amended and Restated Promissory Note dated as of October 30, 2015 (the “Note”). Apple Box is making a demand for immediate payment of $72,500. This note is secured by the equipment and vehicles purchased from Apple Box and a personal guaranty from Mr. Jake Shapiro. Exclusive of several vehicles, Apple Box’s rights are fully subordinated to Loeb Term Solutions (the senior lender). At this time the Company is current with the senior lender.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 21 2016, the Company entered into an Employment Agreement with Mr. Jeff Maynard, and appointed Mr. Maynard as Head of Post Production. Under the terms of the agreement, Mr. Maynard will report to the CEO and COO and will be responsible for managing all post-production activities including budgeting, procedures, cost control, capital expenditure and delivery on all projects. Duties will also include, supervision of all visual effects activities of the company including budgeting, procedures, cost control, capital expenditure and delivery on all projects. Employment with the Company begins on the date that the first motion picture produced by the Company commences pre-production.

As an employee of the Company, Mr. Maynard will be compensated as follows:

(i)	During the first year of the employment:

(1) $80,000 per annum for the first six (6) months; and

(2) $150,000 per annum for the following six (6) months.

(ii)	During the second year of employment, $250,000 per annum (the "Full-Time Salary").

(iii)	Commencing with the third year of employment, salary shall be adjusted for the same percentage increase generally granted to such similarly situated, senior executive employees of the Company for such year, but shall not be less than a three percent (3%) increase, unless otherwise agreed to by the parties in writing.

Mr. Maynard is a film industry professional having served in the capacities of Studio Executive, Producer, Production Manager and Post Supervisor on the more than 90 feature films including: The Reader, The Kings Speech, The Great Debaters, and Limitless to name a few. From 2006 to 2011, Mr. Maynard served as the Senior Vice President of Worldwide Post Production for The Weinstein Company and Dimension Films. Most recently he was engaged in a similar capacity as a consultant for Relativity Media with an emphasis on emerging technology.

Mr. Maynard is a proficient leader with 18 years of industry experience. He possesses both technical and practical knowledge of physical and post-production, VFX, 3D, 4K, finishing, delivery as well as asset and archive creation and management. He has a proven ability to apply innovative technologies to production, post-production, and delivery workflows and security procedures across departments and vendors resulting in large financial savings. Mr. Maynard’s specialty is in the design and implementation of show-specific workflows. He is skilled at recruiting diverse teams of creative professionals and inspiring them to exceed expectations on demanding projects. Mr. Maynard is a veteran of the U.S. Army.

Item 8.01 - Other Events (The registrant can use this Item to report events that are not specifically called for by Form 8-K, that the registrant considers to be of importance to security holders.)

On January 13, 2016 the Company paid a $20,000 retainer to the Companies’ auditors Malone Bailey to complete the audit for its 10-K Annual Report for the fiscal year ending September 30th, 2015. The Company and auditors are now working diligently to complete the 10-K filing at the earliest possible date.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 INC., a Nevada corporation

Date: February 1, 2016	By:	/s/ Roger Miguel
Roger Miguel, Chief Executive Officer

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